Exhibit 10.18

RETIREMENT AGREEMENT

Robert C. Joyner

It is acknowledged that on or about September 23, 2007, you, Robert C. Joyner (hereafter “you” or “your” as the case may be) announced your intent to retire from your General Counsel and Chief Legal Officer position and resign all officer or director positions (collectively “Position” or “Positions”) with Team Health, Inc and its affiliated entities (the “Company”) to Dr. Lynn Massingale the Company’s Chief Executive Officer (“CEO”) to become effective in the Spring of 2008 and that the CEO at that time accepted your proposal to retire and agreed that you would be asked to submit your resignation from the Position(s) at such time as the CEO should have identified and appointed your successor or successors, or such other date as the CEO and you should deem appropriate. The Company and you desire to place the terms of your retirement in writing, all as is set forth herein.

This Retirement Agreement (this “Agreement”) will confirm the agreement between you and the Company concerning your retirement from employment with the Company. This Agreement will supersede all discussions and/or oral or written understandings between you and the Company which relate in any way to the subject matter of this Agreement.

1. Termination Date. It has been agreed that your retirement from your employment with the Company will be effective on June 30, 2008 (the “Termination Date”), subject to the Company’s right to extend the Termination Date by up to 60 days as set forth below (“Extended Termination Date”). Your Employment Agreement shall continue in effect until the Termination Date, unless terminated by its terms, provided however that no paid time off will accrue after March 31, 2008. Your resignation from the Positions will be effective on the Termination Date or sooner if requested by the Company. Provided you fully comply with the terms of this Agreement, you will receive, (reduced by any FICA, taxes or other applicable amounts): (i) the COBRA benefits provided in paragraph 2 of this Agreement, (ii) payment for your Class A Common Units and vested Restricted Units (as defined below), as provided in paragraphs 3 and 4 of this Agreement, and (iii) although Exhibit A of your Employment Agreement provides that you “must be employed at the end of the bonus measurement period in order to be eligible to receive payment of the bonus for such period,” payout of your incentive bonus for the measurement period through December 31, 2008 but such bonus shall be pro-rated through your last day of employment but in no event later than the Termination Date (the discretionary portion being evaluated as with all similarly situated employees) and payable at the same time as other similar situated employees are paid such bonus, all in accordance with the Exhibit A of your Employment Agreement. The Company shall have the option to delay the Termination Date and extend the term of your employment for up to 60 days after the Termination Date, provided it notifies you of such extension by May 15, 2008. If the Company so elects, your Employment Agreement will remain in effect during such extended period, but you acknowledge and agree that during such extended period (i) you will not accrue any additional paid time off, (ii) no additional Restricted Units will vest and (iii) no additional time will be credited toward your pro rata portion of the 2008 incentive bonus.

2. COBRA Benefits. Starting with the later of the (i) Termination Date or the (ii) Extended Termination Date, you can elect to be covered by COBRA for you and your spouse Genevieve Joyner and continue both of your health and dental insurance for eighteen (18) months with the first six (6) months cost at the then Company subsidized premium for employees, and thereafter the cost would be the then COBRA non-Company subsidized premium for terminated employees.

3. Team Health Holdings, LLC Units. Our records indicate that you own Class A Common Units. Our records also indicate that, pursuant to your Restricted Unit Award Agreement (“Award Agreement”), you have been awarded Class B Common Units and Class C Common Units (collectively, the “Restricted

Units”) of Team Health Holdings, LLC (“Holdings”). The number of Restricted Units that vest will be calculated in accordance with your Award Agreement except that in no event will the date for determining the number of vested Restricted Units be later than the Termination Date even if your employment is extended by the Company as provided herein. The remainder of the provisions, terms and conditions of the Award Agreement and the Holdings Amended and Restated Limited Liability Company Agreement (“Holdings Agreement”), not modified hereby, shall remain in full force and effect.

4. Purchase of Holdings’ Class A Common Units and Vested Restricted Units. By the end of the Termination Date, the Company will purchase and you agree you will sell (i) the Class A Common Units and (ii) the vested Restricted Units in accordance with the terms and conditions of the Holdings Agreement. The valuation of the Class A Common Units and the vested Restricted Units to be repurchased from you will be as follows:

(i) Class A Common Units: $78.89 per Unit

(ii) Class B Common Units: $14.37 per Unit

(ii) Class C Common Units: $5.46 per Unit.

The amount so determined will be paid by the Termination Date You agree to cooperate in the sale of the Class A Common Units and the vested Restricted Units to the extent necessary to accomplish the purchases by the Company or its designee of such units and to execute such documents as the Company deems reasonably necessary to consummate these purchases

5. Confidentiality, Non-Compete, and Non-Solicitation Provisions. Pursuant to Section 7 of your Employment Agreement, the Restricted Activities provisions set forth in your Employment Agreement shall remain in full force and effect for a period of two years from the Termination Date or the Extended Termination Date, if extended. If the service areas or business units with which you seek to affiliate do not compete with the Company, and the Company at its sole discretion determines that such employment would not be adverse to the interest of the Company, the Company may then approve such employment, such approval only to be effective when and if communicated in writing to you Pursuant to the terms of Section 7 of your Employment Agreement, the non-solicitation provisions set forth in your Employment Agreement shall remain in full force and effect for a period of two years from the Termination Date or the Extended Termination Date, if extended. Pursuant to Section 7 of your Employment Agreement, the confidentiality of information provisions shall remain in full force and effect for the applicable periods.

6. Release of the Company by You. You acknowledge that the Company’s obligations under this Agreement are conditioned upon your agreement to execute a release, effective as of the Termination Date or the Extended Termination Date, if extended, whereby you irrevocably and unconditionally release and discharge the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, “Releasees”) jointly and individually, from any and all claims, known or unknown, which you, your heirs, successors or assigns have or may have against Releasees and any and all liability which Releasees may have to you whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that such release will not affect any claims for indemnification for acts which have occurred or may occur in your capacity as an officer or employee of the Company This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. You further agree that you will not file or permit to be filed on your behalf any such claim, will not permit yourself to be a member of any class seeking relief against the Releasees and will not counsel or assist in the prosecution of claims against the Releasees, whether those claims are on behalf of yourself or others, unless you are under a court order to do so.

7. Release of You by the Company. The Company acknowledges that your obligations under this Agreement are conditioned upon the Company’s agreement to execute a release, effective as of the Termination Date or the Extended Termination Date, if extended, whereby, to the fullest extent permitted by law and to the extent permitted without invalidating or limiting any insurance coverage to which the Company is entitled, the Company irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, “Your Releasees”), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against Your Releasees and any and all liability which Your Releasees may have to them, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising in connection with your employment with the Company prior to the Termination Date or the Extended Termination Date, if extended, under any and all bases, however denominated, provided, however, that such release will not affect (i) any of your obligations arising under this Agreement, (ii) any of your obligations under your Employment Agreement or any other documents which by their terms survive termination and (iii) any claims which are based on your gross negligence or dishonesty in the performance of duties as an employee of the Company, or any other acts or omissions which would constitute Cause under Section 6 of your Employment Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released.

8. Directors and Officers Insurance Coverage; Representations. The Company agrees that you shall continue to receive the same coverage under the Company’s Directors and Officers Insurance (“D&O”) policy and the Company’s Errors and Omissions policy (“E&O”) as is now in effect and as may be in effect from time-to-time hereafter and that the amount of such coverage shall be no less than that afforded to any director or executive officer of the Company, past or present, under the Company’s then current D&O and E&O policies or under any successor D&O and E&O policy or professional liability coverage as the Company may from time-to-time hereafter acquire.

You represent and warrant that at the execution of this Agreement you have (and that as of the Termination Date or Extended Termination Date, if extended, you will have) disclosed to the Company in writing, and that the Company’s compliance books and records accurately reflect, all potential problems, questionable practices, non-compliant activities or conduct by any Company employee, personnel, contractor or agent, known or suspected, which have been reported to you or about which you have become aware. You further represent and warrant that you do not know, nor do you suspect, that the Company or any of its employees, personnel, contractors or agents have engaged in any conduct which is, or is reasonably likely to be, in violation of or inconsistent with federal or state laws, rules, regulations, directives, rules or policies. If you become aware of any such conduct between the date of this Agreement and the Termination Date or Extended Termination Date, you will promptly disclose such conduct in writing to the Company, and the absence of any such disclosure is an acknowledgment by you that you are not aware of any such conduct. To the extent that the Company is required to provide information to any governmental agency, including the Medicare or TennCare program, you agree to cooperate with the Company and assist it in rendering any information to any such programs. In the event Company becomes involved in any claim, lawsuit or proceeding in which your testimony or factual knowledge is deemed necessary by Company, you agree to cooperate and assist the Company with respect to any such matter.

9. Disclosure. It is understood that this Agreement may be disclosed as required by the Securities Act of 1933 and will therefore become an exhibit to a future filed Form 10-Q or Form 10-K and may require further disclosure in the Company’s annual Proxy Statement, as the regulations may require.

10. Consulting Services. For one year from the Termination Date or the Extended Termination Date, if extended, you agree to provide up to 5 days per month to the Company for consulting services. Such consulting services shall be provided at the Company’s request at times mutually agreeable to you and the Company. The Company will pay you $[1,366] per day for your consulting services with a two day minimum. Your consulting services will be provided on an independent contractor basis and you will be responsible all taxes related to amounts paid to you by the Company for your consulting services.

11. Miscellaneous. You agree that this Agreement shall be governed by federal law and the internal laws of the State of Tennessee, irrespective of the choice of law rules of any state. This Agreement shall not be interpreted or construed either against or in favor of any party hereto based upon that party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof All terms not otherwise defined herein shall have the meaning assigned to them in your Employment Agreement, your Award Agreement or the Holdings Agreement, as applicable.

ACKNOWLEDGMENT:

Your signature below acknowledges that you have read this document fully, that you understand and agree to its contents, that you understand that this is a legally binding document, and that you have been advised to consult a lawyer of your choosing before signing this Agreement, and that your have had the opportunity to do so, that you did in fact consult with a lawyer and that you have been advised and represented by a lawyer of your choosing before signing this Agreement, and that you are is entering into this Agreement freely and voluntarily and without coercion, duress, fraud, or undue influence of any kind.

/s/ Robert C. Joyner
Robert C. Joyner
March 10, 2008

This Agreement presented to Robert C. Joyner on March     , 2008, and entered into by Team Health, Inc.

By:	/s/ H Lynn Massingale
Its:	CEO, 3/12/08

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